Exhibit 16.1
January 27, 2009
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549
Ladies and Gentlemen:
We have read the comments made regarding us in Item 4.01 (a) of Form 8-K of NorthWest Indiana Bancorp dated January 26, 2009 and filed January 29, 2009, and are in agreement with those statements.

/s/ Crowe Horwath LLP Crowe Horwath LLP
South Bend, Indiana

cc:	Mr. Kenneth Krupinski Risk Management Committee Chairman NorthWest Indiana Bancorp

6